As filed with the Securities and Exchange Commission on June 7, 2006
Registration No. 333- 134299

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dollar Financial Corp.
(Exact name of registrant as specified in its charter)

Delaware	23-2636866
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
Phone: (610) 296-3400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Donald F. Gayhardt
President
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
Phone: (610) 296-3400
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

Copy to:

Barry M. Abelson, Esq.	Steven B. Stokdyk, Esq.
Brian M. Katz, Esq.	Latham & Watkins LLP
Pepper Hamilton LLP	633 West Fifth Street, Suite 4000
3000 Two Logan Square	Los Angeles, CA 90071
18th and Arch Streets	(213) 485-1234
Philadelphia, PA 19103-2799
(215) 981-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-134299) filed by Dollar Financial Corp. with the Securities and Exchange Commission on May 19, 2006, as amended on May 25, 2006 (the “Registration Statement”) is being filed for the purposes of updating Part II Item 14 and filing Exhibits 1.1, 4.1(d), and 5.1. The contents of the Registration Statement are incorporated herein by reference.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth all expenses (other than underwriting discounts and commissions) in connection with the offering of the shares of common stock. All of the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$15,298
NASD Filing Fee	14,797
Legal Fees and Expenses	350,000
Accounting Fees and Expenses	150,000
Printing and Engraving Expenses	125,000
Miscellaneous	75,000
Total	$730,095
Brokers or dealers may receive commission or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale; commission expenses and brokerage fees will be paid by the selling stockholders. The selling stockholders will also bear the fees of their respective counsel.
ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS
Section 145 of the Delaware General Corporation Law permits indemnification of the registrant’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.
Article 5 of the registrant’s bylaws provides that the registrant will indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant (or was serving at the registrant’s request as a director or officer of another corporation) will be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized by the relevant section of the Delaware General Corporation Law.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article 9 of the registrant’s certificate of incorporation provides that a director of the registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. The registrant has purchased directors’ and officers’ liability insurance. We believe that this insurance is necessary to attract and retain qualified directors and officers.
The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify the registrant, each person, if any, who controls the registrant within the meaning of Section 15 of the Securities Act, each director of the registrant, and each officer of the registrant who signs this registration statement, and each selling stockholder with respect to information furnished in writing by or on behalf of the underwriters for use in the registration statement.

ITEM 16. EXHIBITS
(a) Exhibits

Exhibit
Number	Description of Document
1.1**	Underwriting Agreement

2.1	Asset Purchase Agreement, dated March 7, 2005 by and among We the People Forms and Service Centers USA, Inc., Ira Distenfield and Linda Distenfield, and WTP Acquisition Corp., and solely for the purposes of Section 13.3, Dollar Financial Group as Guarantor(11)

3.1	Amended and Restated Certificate of Incorporation of Dollar Financial Corp.(6)

3.2	Certificate of Change of Dollar Financial Corp, Inc., filed 7/28/05(17)

3.3	Bylaws of Dollar Financial Corp.(6)

4.1(a)	Indenture, dated November 13, 2003, among the Company, the Guarantors (as defined therein), and U.S. Bank National Association, as Trustee(6)

4.1(b)	Supplement Indenture, dated as of December 21, 2004 between DFG Canada, Inc., a direct subsidiary of Dollar Financial Group, Inc. and U.S. Bank National Association, as trustee under the indenture(17)

4.1(c)	Supplemental Indenture, dated as of February 22, 2005, between WTP Acquisition Corp., a direct subsidiary of Dollar Financial Group, Inc., and U.S. Bank National Association, as trustee under the indenture(17)

4.1(d)	Supplemental Indenture, dated as of June 7, 2006, between Money Mart CSO, Inc., a direct subsidiary of Dollar Financial Group, Inc., and U.S. Bank National Association, as trustee under the indenture

5.1**	Opinion of Pepper Hamilton LLP

10.1	Dollar Financial Corp. 1999 Stock Incentive Plan(2)

10.2	Third Amended and Restated Credit Agreement by and among Dollar Financial Group, Inc., and Dollar Financial Corp., Wells Fargo Bank, National Association, as Sole Lead Arranger and Administrative Agent, U.S. Bank National Association, as Syndication Agent, Manufacturers and Traders Trust Company, as Documentation Agent and The Lenders from time to time party hereto, dated as of July 8, 2005(15)

10.3	Form of Pledge and Security Agreement, dated as of November 13, 2003, by and between the Guarantor (as defined therein) and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(6)

10.4	Pledge and Security Agreement, dated as of November 13, 2003, by and between Dollar Financial Group, Inc, and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(6)

10.5	Form of Guarantor Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and the Creditor (as defined therein)(6)

10.6	Form of Foreign Subsidiary Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and the Creditor (as defined therein)(6)

10.7	Foreign Subsidiary Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and National Money Mart Company(6)

10.8	Foreign Subsidiary Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and Dollar Financial UK Limited(6)

10.9	Supplemental Security Agreement (Trademarks), dated November 13, 2003 by and between Dollar Financial Group, Inc and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(6)

10.10	Supplemental Security Agreement (Copyrights), dated November 13, 2003 by and between Dollar

Exhibit
Number	Description of Document
Financial Group, Inc and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(6)

10.11	Supplemental Security Agreement (Patents), dated November 13, 2003 by and between Dollar Financial Group, Inc and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(6)

10.12	First Amendment to Intercreditor Agreement, dated as of April 12, 2004, by and between Wells Fargo Bank, National Association, as administrative agent, and U.S. Bank National Association, a national banking association, as trustee for the holders of the Notes (as defined therein) under the Indenture (as defined therein)(8)

10.13	Reaffirmation of Intercreditor Agreement, dated as of July 8, 2005, by and between Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders under the Credit Facility Documents, and U.S. Bank National Association, a national banking association, as trustee for the holders of the Notes under the Noteholder Documents(17)

10.14	Second Amended and Restated Stockholders Agreement, dated as of November 13, 2003, by and among Green Equity Investors II, L.P., Stone Street Fund 1998, L.P. Bridge Street Fund 1998, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Ares Leveraged Investment Fund, L.P., a Delaware limited partnership, Ares Leveraged Investment Fund II, L.P., a Delaware limited partnership, C. L. Jeffrey, Sheila Jeffrey, certain stockholders signatories thereto and Dollar Financial Corp.(6)

10.15	Amendment No. 1 to Second Amended and Restated Stockholders Agreement, dated as of March 11, 2004, by and among Dollar Financial Corp., Green Equity Investors 11, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and Jeffrey Weiss(7)

10.16	Amendment No. 2 to Second Amended and Restated Stockholders Agreement, dated as of April 14, 2004, by and among Dollar Financial Corp., Green Equity Investors 11, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and Jeffrey Weiss(8)

10.17	Amendment No. 3 to Second Amended and Restated Stockholders Agreement, dated as of July 6, 2004, by and among Dollar Financial Corp., Green Equity Investors II, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P., and Jeffrey Weiss(8)

10.18	Employment Agreement, dated as of December 19, 2003, by and among Dollar Financial Group, Inc., Dollar Financial Corp. and Jeffrey Weiss(8)

10.19	Employment Agreement, dated as of December 19, 2003, by and among Dollar Financial Group, Inc., Dollar Financial Corp. and Donald Gayhardt(8)

10.20	Employment Agreement, dated April 30, 2002, by and between Dollar Financial Group, Inc. and Cameron Hetherington(7)

10.21	Secured Note, dated December 18, 1998, made by Jeffrey Weiss in favor of Dollar Financial Group, Inc.(3)

10.22	Pledge Agreement, dated December 18, 1998, between Dollar Financial Group, Inc. and Jeffrey Weiss(3)

10.23	Amended and Restated Nonexclusive Servicing and Indemnification Agreement, dated June 14, 2002, between County Bank and Dollar Financial Group, Inc.(5)

10.24	Termination of Amended and Restated Nonexclusive Servicing and Indemnification Agreement Dated June 14, 2002, dated June 15, 2005(17)

10.25	Marketing and Servicing Agreement, dated October 18, 2002, between First Bank of Delaware and Dollar Financial Group, Inc.(4)

10.26	Amendment of Marketing and Servicing Agreement, dated June 14, 2005(17)

Exhibit
Number	Description of Document
10.27	Acknowledgment, dated as of November 13, 2003, to the Exchange and Registration Rights Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund 11, LT with respect to Dollar Financial Corp.’s 16% Senior Notes due 2012(6)

10.28	Acknowledgment, dated as of November 13, 2003, to the Exchange and Registration Rights Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, LT with respect to Dollar Financial Corp.’s 13.95% Senior Subordinated Notes due 2012(6)

10.29	Amendment, dated as of November 13, 2003, to the Exchange Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P. Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., with respect to Dollar Financial Corp.’s 16% Senior Notes due 2012(6)

10.30	Amendment, dated as of November 13, 2003, to the Exchange Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., with respect to Dollar Financial Corp.’s 13.95% Senior Subordinated Notes due 2012(6)

10.31	Form of Director Indemnification Agreement(8)

10.32	Registration Rights Agreement, dated June 23, 2005, for $30,000,000 Dollar Financial Group, Inc. 9.75% Senior Notes Due 2011(13)

10.33	Letter Agreement with Donald Gayhardt for the Acceleration of Options, dated June 30, 2005(14)

10.41	Letter Agreement with Jeff Weiss for the Acceleration of Options, dated June 30, 2005(14)

10.42	Employment Agreement, dated as of March 7, 2005, by and among Dollar Financial Corp., WTP Acquisition Corp. and Ira Distenfield(17)

10.34	Form of Guaranty(17)

10.35	Master Reaffirmation Agreement, dated as of July 8, 2005, by and among each of the undersigned Existing Guarantors and Existing Foreign Subsidiaries, Dollar Financial Group, Inc., and Wells Fargo Bank, National Association, as Administrative Agent to the Lenders from time to time party to the Credit Agreement(12)

10.36	Amendment of Marketing and Servicing Agreement, dated August 22, 2005

10.37	Form of restricted stock agreement

10.38	Dollar Financial Corp. Amended and Restated Deferred Compensation Plan, effective January 1, 2005(17)

12.1	Computation of Ratio of Earnings to Fixed Charges(18)

21.1	Subsidiaries of the Registrant(18)

23.1	Consent of Ernst & Young LLP(19)

23.2**	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on page II-6)

**	Filed herewith.

(1)	Incorporated by reference to the Registration Statement on Form S-4 filed by Dollar Financial Group, Inc. on December 19, 1996 (File No. 333-18221).

(2)	Incorporated by reference to the Annual Report on Form 10-K filed by Dollar Financial Group, Inc. on September 29, 1997 (File No. 333-18221).

(3)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Group, Inc. on February 16, 1999 (File No. 333-18221).

(4)	Incorporated by reference to the Annual Report on Form 10-K filed by Dollar Financial Group, Inc. on

October 1, 2002 (File No. 333-18221).

(5)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Group, Inc. on February 14, 2003 (File No. 333-18221).

(6)	Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4 filed by Dollar Financial Group, Inc. on January 14, 2004 (File No. 333-111473).

(7)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Corp. on April 23, 2004 (File No. 333-111473-02).

(8)	Incorporated by reference to Amendment No. 6 to the Registration Statement on Form S-1 filed by Dollar Financial Corp. on July 26, 2004 (File No. 333-113570).

(9)	Incorporated by reference to the Current Report on Form 8-K filed by Dollar Financial Corp. on February 9, 2005 (File No. 333-18221).

(10)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Corp. on February 11, 2005 (File No. 000-50866).

(11)	Incorporated by reference to the First Amendment on Current Report on Form 8-K filed by Dollar Financial Corp. on March 11, 2005 (File No. 000-50866).

(12)	Incorporated by reference to the Registration Statement on Form S-8 filed by Dollar Financial Corp. on March 15, 2005 (File No. 333-123320).

(13)	Incorporated by reference to the Current Report on Form 8-K filed by Dollar Financial Corp. on June 24, 2005 (File No. 000-50866).

(14)	Incorporated by reference to the Current Report on Form 8-K filed by Dollar Financial Corp. on July 7, 2005 (File No. 000-50866).

(15)	Incorporated by reference to the Current Report on Form 8-K filed by Dollar Financial Corp. on July 14, 2005 (File No. 000-50866)

(16)	Incorporated by reference to the Current Report on Form 8-K/A filed by Dollar Financial Corp. on July 26, 2005 (File No. 000-50866)

(17)	Incorporated by reference to the Current Report on Form 8-K filed by Dollar Financial Corp. on May 18, 2006.

(18)	Incorporated by reference to the Amendment No. 1 to the Registration Statement on Form S-4 filed by Dollar Financial Corp. on August 11, 2005 (File No. 333-126951-17)

ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on June 7, 2006.

DOLLAR FINANCIAL CORP.
By:	/s/ Donald Gayhardt
	Name:	Donald Gayhardt
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the dates indicated:

SIGNATURE	TITLE	DATE
* Jeffrey A. Weiss	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 7, 2006

/s/ Donald Gayhardt
Donald Gayhardt	President and Director	June 7, 2006

* Randy Underwood	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 7, 2006

*
Jonathan Sokoloff	Director	June 7, 2006

*
Jonathan Seiffer	Director	June 7, 2006

*
Michael Solomon	Director	June 7, 2006

*
David Jessick	Director	June 7, 2006

*
David Golub	Director	June 7, 2006

Luke Johnson	Director

*	By: Attorney-in-fact pursuant to power of attorney previously filed as part of this registration statement.

/s/ Donald Gayhardt Donald Gayhardt